EXHIBIT I TO EXHIBIT C TO
ASSET PURCHASE AGREEMENT

Net Perceptions, Inc.
One Landmark Square, 22nd Floor
Stamford, CT 06901
Tel. (203) 428.2040

October 3, 2006

CRC Acquisition Co. LLC
c/o Riparian Partners, Ltd.
2400 Financial Plaza
Providence, Rhode Island 02903
Attn: Brendan VanDeventer

Re:	Asset Purchase Agreement dated as of September 22, 2006, among CRC Acquisition Co. LLC, Net Perceptions, Inc. and SIG Acquisition Corp.

Gentlemen:

Reference is made to (i) that certain Asset Purchase Agreement, dated as of September 22, 2006, among CRC Acquisition Co. LLC (the “Equityholder”), Net Perceptions, Inc. (the “Company”) and SIG Acquisition Corp., a newly formed wholly-owned subsidiary of the Company, pursuant to which SIG Acquisition Corp proposes to acquire substantially all of the assets of the Acquired Business on the terms and conditions set forth therein and (ii) that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of the date hereof by and between the Company and Equityholder (collectively, the “Transactions”). In connection with the Transactions, the Equityholder will receive, among other things, 3,529,412 shares of the capital common stock, par value $0.0001 per share, of the Company (the “Shares”). The Equityholder (i) acknowledges that this letter agreement is entered into pursuant to, and the issuance and delivery of the Shares is being made pursuant to, the Stock Purchase Agreement and is subject to the further terms and conditions thereof, and (ii) understands that the Company is willing to proceed with this transaction only if the undersigned enters into this letter agreement. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

The Equityholder hereby warrants and represents as follows:

(a)	Equityholder is familiar with the terms of the Transactions, and it has had the opportunity to discuss in detail the terms of the Transactions with the officers and directors of the Company;

(b)
Equityholder is the sole beneficial owner of the Shares, and no other Person has any Lien or other interest of any nature in such Shares (without limiting the foregoing, it acknowledges that it will not hold such Shares of the Company in any representative or fiduciary capacity); and

(c)
Equityholder has the full authority and capacity to enter into and carry out all the terms of this letter agreement, which has been duly authorized by all necessary limited liability company action and it is not subject to, or bound by, any agreement or instrument or any order of any court or other Governmental Authority that in any way restricts its authority or capacity to enter into and carry out all the terms of this letter agreement.

In consideration of the consummation of the Transaction, including, without limitation, Equityholder’s receipt of the Shares and the other consideration set forth in the Asset Purchase Agreement, the Equityholder irrevocably agree that it will not (except pursuant to an order by a court of competent jurisdiction) directly or indirectly:

(1)
Offer for sale, sell, pledge, assign, hypothecate or otherwise create any interest in or dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in any of the foregoing) any securities of the Company, including the Shares as well as securities that it will “beneficially own” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, including the rules and regulations of the Securities and Exchange Commission thereunder), and securities of the Company that may be issued upon the occurrence of any future contingency or securities convertible into or exchangeable for securities of the Company which may be issued or transferred to the Equityholder during the period commencing on the Closing Date and ending on the six month anniversary of the Closing Date (the “Lock-up Period”); or

(2)
Enter into any swap or other derivatives transaction that transfers to another Person, in whole or in part, any of the economic benefits or risks of ownership of such securities, including the Shares, including, without limitation, any short sales, puts, calls or other hedging transactions (including, without limitation, private hedging transactions);

whether any such transaction described in paragraph (1) or (2) above is to be settled by delivery of Shares or other securities, in cash or otherwise during the Lock-Up Period.

Equityholder agrees to the legending of the certificates evidencing the Shares with a legend indicating that the Shares are subject to the Lock-Up Period and this letter agreement.

The Company and its agents, including its transfer agent, are authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

The Equityholder understands that the Company will proceed with the Transactions in reliance on this letter agreement, and that any Shares transferred or issued to it under the terms of the Transaction will contain a restrictive legend stating that the transfer of such shares is restricted.

The Equityholder agrees that it will execute any additional documents reasonably necessary or related to the enforcement of this letter agreement and its obligations under this letter agreement is binding upon its managers, members, employees, successors and assigns.

This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same letter agreement.

[signature page follows]

Very truly yours, NET PERCEPTIONS, INC.

By:
Name: Nigel P. Ekern Title: Chief Administrative Officer
Acknowledged and agreed to by the
undersigned as of the 3rd day of
October, 2006:

CRC ACQUISITION CO. LLC

By:
Name: Title: